EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                       June 25, 2003

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396 John A. Simas, EVP and CFO - 781-221-6307
            FAX: 781 221-7594

BOSTONFED BANCORP, INC. ANNOUNCES SETTLEMENT OF REIT TAX DISPUTE WITH MASSACHUSETTS DOR

Burlington, MA - BostonFed Bancorp, Inc. (AMEX - BFD) (the "Company"), the parent of Boston Federal Savings Bank, a federally-chartered stock savings bank, and Broadway National Bank, a national chartered commercial bank (collectively the "Banks"), announced today that the Banks entered into a settlement paying $1.9 million (approximately $1.2 million, net of taxes) to the Massachusetts Department of Revenue ("DOR"), representing approximately 50% of a disputed tax liability for which the Banks previously accrued a liability of $4.6 million ($3.0 million, net of taxes). As a result of this settlement, the Company will recognize income, net of taxes of approximately $1.8 million, or approximately $.39 per diluted share, in the second quarter of 2003, representing the unused portion of the accrual.

The dispute involved the DOR's disallowance of the deduction taken by the Banks for dividends received from their REIT subsidiaries for the 1999, 2000, 2001 and 2002 tax years. In March 2003, legislation was enacted in Massachusetts expressly disallowing the deduction for dividends received from a real estate investment trust subsidiary, retroactive to tax years ending on or after December 31, 1999. As a result of the enactment of this legislation, the Company ceased recording the tax benefits associated with the dividends received deduction effective for the 2003 tax year and established the $3.0 million accrual, representing an estimate of the additional state tax liability, including interest (net of any federal tax deduction associated with such taxes and interest), relating to the deduction for dividends received from the REITs for the 1999 through 2002 fiscal years.

This press release may contain statements that are not historical facts and are considered forward-looking statements within the meaning of the federal securities laws. These statements are based on management's beliefs and on assumptions made by, and information currently available to, management. You should not rely on forward-looking statements because the Company's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, changes in legislation, prevailing interest rates and changes in economic conditions. The Company cautions you that, while forward-looking statements reflect its good faith beliefs when the Company makes them, they are not guarantees of future performance and are impacted by actual events when they occur after the Company makes such statements.